SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2003

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	Identification (Commission File Number)	(I.R.S. Employer Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS.
SIGNATURES

ITEM 5 OTHER EVENTS.

On October 6, 2003, we announced new dates for our third quarter earnings announcement and conference call.

We rescheduled our third quarter 2003 earnings announcement for Tuesday, October 28, 2003 after the close of market. Our conference call to discuss the quarterly results will be held on Wednesday, October 29th at 1:00 PM EDT/10:00 AM PDT.

We have changed the date of our earnings announcement and conference call in order to consider in our earnings presentation any newly issued guidance from the Financial Accounting Standards Board (FASB) related to the treatment of minority interests in certain consolidated joint ventures under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which became effective in the third quarter of 2003.

Should the FASB determine in its upcoming meetings, and during the process that is expected to follow, that some or all of the provisions of SFAS 150 were to be changed, it could have a significant impact on the calculation of net income under Generally Accepted Accounting Principles (GAAP) for many public companies including us, materially changing the way companies account for minority interests in certain consolidated subsidiaries.

While we are prepared to release our earnings as previously scheduled, we do not wish to publish results that may be subject to revision pending the outcome of any deliberation by the FASB of SFAS 150. We believe that shareholders and other interested parties will benefit from having earnings presented subsequent to any deliberations by the FASB on SFAS 150 to ensure comparability with companies reporting earnings following any such deliberations.

In another accounting pronouncement, the National Association of Real Estate Investment Trusts (NAREIT) announced on October 1, 2003 that the treatment of preferred stock issuance costs in calculating funds from operations per share should follow the SEC’s revised GAAP rule provided in the Emerging Issues Task Force Issue D-42 (EITF Issue D-42), “The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock,” dated July 31, 2003. Accordingly, we will follow NAREIT’s revised guidance and reflect costs of $3.7 million associated with the previously announced redemption of our 8.5% Series A Cumulative Redeemable Preferred Stock on July 28, 2003, resulting in a reduction of our earnings and funds from operations per share in the third quarter by $0.04 each.

If we are required to apply the provisions of SFAS 150 in its current form, our earnings per share will be negatively impacted due to net increases in the value of assets owned by certain of our consolidated joint ventures.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to earnings, results of operations and future plans. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by customers, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties that we have contracted to sell or timely reinvest proceeds from any such divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and the risks of doing business internationally, including currency risks. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)

Date: October 7, 2003	By:	/s/ Tamra Browne

Tamra Browne Senior Vice President, General Counsel and Secretary